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                                                                       Exhibit e

CIGNA HIGH
INCOME SHARES


Dear Shareholder:

      It is a pleasure  to welcome  you as a
shareholder  of CIGNA High  Income Shares
(the "Fund") - a closed-end investment company.
This brochure contains information about the Fund's Automatic Dividend and Distribution
Plan (the "Plan"), which will enable you, if you elect to participate in the Plan, to have your monthly dividends and other distributions reinvested in additional shares of the Fund.
These shares will be held in a Shareholder
Open Account, and you will receive written confirmations of all transactions in your Account.
All costs related to the Plan (other than certain brokerage charges) will be borne by the Fund.
You may withdraw from the Plan at any time upon at least 15-days written notice before the record date for any distribution. The details of the Plan begin on page 3 of this brochure.

      We believe that you will find the Plan to be a convenient way to increase your investment in the Fund through reinvestment of dividends and other distributions.

      If you elect to participate in the Plan, you should fill out the form included in this brochure and mail it to: State Street Bank and Trust Company, P.O. Box 8200,

[CIGNA TREE LOGO APPEARS HERE]


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Boston MA  02266-8200.  If State Street Bank and
Trust Company does not receive such written notice, all dividends and distributions will be paid in cash.

      State Street Bank and Trust Company will also allow you to deposit with it, for safekeeping and in "book-entry" form, any stock certificates for the Fund's shares you may have in your possession. You may elect to have these shares held within or outside of the Plan.

      As a shareholder, you will receive dividend confirmations and year-end information reporting the tax aspects of the Fund's distributions.
The Fund issues quarterly and annual reports, which are mailed to shareholders following the end of each calendar quarter.

      The officers of the Fund invite questions and comments at any time concerning your investment.

Sincerely,

/s/ R. Bruce Albro

R. Bruce Albro

Chairman of the Board and President,
CIGNA High Income Shares


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CIGNA High Income Shares

Details of the Automatic Dividend
And Distribution Investment Plan

1.    Shareholders of CIGNA High Income Shares (the
      "Fund"), except certain brokers, nominees of banks, and financial institutions, may elect to be included in the Automatic Dividend and Distribution Investment Plan (the "Plan") and be deemed to have appointed State Street Bank and Trust Company (the "Agent") as their Agent and as
      Agent for the Fund to act on their behalf under the Plan. Under the Plan, dividends and distributions will be reinvested in additional shares of beneficial interest ("Shares") of the Fund. The Plan will continue in effect for each shareholder as to all future distributions until terminated by the shareholder or the Fund.

2. If the market price on the payment date for a dividend or distribution is equal to or exceeds the net asset value per share as determined on the payment date, participants will be issued Shares of the Fund at a value equal to the higher of the net asset value per share or 95% of the market price.
      If the net asset value per share exceeds the market price at such time, or if the Fund declares a dividend or other distribution payable only in cash, the Agent, on behalf of those shareholders who participate in the Plan, will buy Shares in the open market. Open market purchases may be made on any securities exchange on which the Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise, as the Agent shall determine. If, before the Agent has completed its purchases, the market price exceeds the net asset value per share, the average per Share purchase price (including commission) paid by the Agent may exceed the net asset value per share, resulting in


      3


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      the acquisition of fewer Shares than if the dividend
      or distribution had been paid in Shares issued by the Fund.

3. The Cost of Shares and fractional Shares ac-quired for each shareholder's account in connection with a particular distribution shall be determined by the average cost per Share, including brokerage commission, of the Shares acquired by the Agent in connection with that distribution. The Agent may commingle the cash in the shareholder's
      Account with similar funds of other shareholders of the Fund for whom it acts as Agent under the Plan.

4. There is no service charge by the Agent to shareholders who participate in the Plan. However, the Fund reserves the right to amend the Plan in the future to include a service charge.

5. The Agent will maintain the shareholder's Account and furnish the shareholder with written confirmation of all transactions in the Account. Shares in the Account are transferable upon proper written instructions to the Agent. Upon request to the Agent, a certificate for any or all full Shares in a shareholder's Account will be sent to the shareholder. A shareholder may terminate the Account and receive a certificate for full Shares in the Account, plus a check for any fractional Shares based on market price. At no additional cost, as a shareholder of the Fund, you may send to the Agent for deposit into your Plan account those Share certificates now in your possession. These Shares will be combined with other Shares acquired under the Plan and held by the Agent in a book-entry account. You may also send Share certificates to the Agent for the Agent to hold in a book-entry account outside of the Plan.

6. Whether or not you participate in the Plan, you may elect by notice to the Agent to have the Agent sell your noncertificated book-entry Shares. The Agent will deduct from the sale


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      proceeds $2.50 per transaction  plus $0.15 per
      Share and remit the balance of the sales proceeds to you. The Agent will sell the noncertificated
      Shares on the first trading day of the week immediately following receipt of written notification by the Agent.

7. Brokers, nominees of banks, and financial institutions holding Shares in nominee name for the account of their customers are advised to contact the Agent with respect to any matter affecting a decision by a client to participate in or withdraw from the Plan.

8. Experience under the Plan may indicate that changes are desirable. Accordingly, these terms and conditions may be amended or supplemented by the Agent or the Fund at any time. In such event, shareholders shall be given appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by a shareholder unless, prior to the effective date thereof, the Agent receives written notice of the termination of the shareholder's Account under the Plan. Any such amendment may include an appointment by the Agent or a successor agent with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions.

9. Shareholders may join or withdraw from the Plan at any time by notifying the Agent in writing. Such termination will be effective upon receipt of such notice if such notice is received by the Agent not less than fifteen days prior to any dividend or distribution record date; otherwise, such termination will be effective as soon as possible after the payment date for such dividend or distribution with respect to any subsequent dividend or distribution.


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DIVIDEND INVESTMENT ELECTION CARD [TEXT APPEARS HORIZONTALLY ACROSS THE RIGHT
BORDER OF THE CARD]

AUTHORIZATION TO INVEST ALL DIVIDENDS AND DISTRIBUTIONS IN THE AUTOMATIC DIVIDEND AND DISTRIBUTION INVESTMENT PLAN (THE "PLAN") FOR THE SHAREHOLDERS OF CIGNA HIGH INCOME SHARES


STATE STREET BANK AND TRUST COMPANY
P.O. BOX 8200
BOSTON, MA 02266-8200

The undersigned holder(s) of shares of beneficial interest ("Shares") of CIGNA High Income Shares elect(s) to participate in the Automatic Dividend and Distribution Investment Plan. The undersigned hereby authorize(s) State Street Bank and Trust Company (the "Agent") to reinvest all dividends and distributions paid by the Fund on its Shares now or hereafter registered in the name(s) of the undersigned in additional Shares of the Fund in accordance with the Plan. This authorization shall remain in effect until termination by the shareholder(s) by written advice to the Agent.


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                                            DATE

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                                            TAX IDENTIFICATION NUMBER (E.G.
                                            SOCIAL SECURITY NUMBER)

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                                            SIGNATURE(S)

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                                            SIGN HERE EXACTLY AS NAME(S)
                                            APPEAR(S) AT LEFT